ADOPTED JUNE 24, 2015

ERA GROUP INC.
SENIOR EXECUTIVE SEVERANCE PLAN
WHEREAS, Era Group Inc. (the “Company”) considers it essential to the best interests of its stockholders to foster the continued employment of key management personnel;
WHEREAS, the Board of Directors of the Company, in consultation with the Compensation Committee of the Board of Directors (collectively referred to herein as the “Board”), recognizes that, as is the case with many publicly held corporations, the possibility of a Change in Control exists and that such possibility, and the uncertainty and questions which it may raise among the Company's management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders; and
WHEREAS, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control.
NOW, THEREFORE, the Company hereby adopts the Era Group Inc. Senior Executive Severance Plan (the "Plan") for the benefit of certain employees of the Company, on the terms and conditions hereinafter stated.
Section 1.DEFINITIONS. As hereinafter used:
1.1    "Accounting Firm" shall have the meaning set forth in Section 9.3 hereof.
1.2    "Accrued Rights" shall mean (i) any base salary earned by the Participant through, but not paid to the Participant as of, the Date of Termination, (ii) any annual cash bonus earned by the Participant for a prior year but not paid to the Participant as of the Date of Termination and (iii) any vested employee benefits to which the Participant is entitled as of the Date of Termination under the employee benefit plans of the Company, a Subsidiary or an Affiliate.
1.3    "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.
1.4    "Base Salary" shall mean the Participant's annual base salary as in effect immediately prior to the Date of Termination or, if higher, in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason.
1.5    "Base Severance Payment" shall mean the sum of Base Salary and Target Annual Bonus.
1.6    "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
1.7    "Cash Payment" shall have the meaning set forth in Section 2.1(ii) hereof.
1.8    "Cause" shall mean (i) fraud, embezzlement or gross insubordination on the part of the Participant or breach by the Participant of his or her obligations under any Company policy or procedure; (ii) conviction of or the entry of a plea of nolo contendere by the Participant for any felony; (iii) a material breach of, or the willful failure or refusal by the Participant to perform and discharge, his or her duties, responsibilities or obligations, as an employee; or (iv) any act of moral turpitude or willful misconduct by the Participant which (A) is intended to result in substantial personal enrichment of the Participant at the expense of the Company or any of its Subsidiaries or Affiliates or (B) has a material adverse impact on the business or reputation of the Company, or any of its Subsidiaries or Affiliates.
1.9    "Change in Control" shall have the meaning set forth in the Era Group Inc. 2012 Share Incentive Plan.
1.10    "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time.
1.11    "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.
1.12    "Confidential Information" shall have the meaning set forth in Section 10.1 hereof.
1.13    "Date of Termination" shall have the meaning set forth in Section 3.2 hereof.
1.14    "Disability" shall mean that a Participant is considered to be disabled within the meaning of the applicable Company benefit plan, as in effect immediately prior to the date of a Change in Control.
1.15    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.
1.16    "Excise Tax" shall mean any excise tax imposed under Section 4999 of the Code.
1.17    "Good Reason" shall mean, in each case without the Participant's consent, (i) a material diminution in the Participant's base compensation, annual target bonus opportunity or annual long-term incentive award opportunity, (ii) (A) only with respect to a Non-Operational Participant, a material diminution in the Participant's title, authority, duties or responsibilities, (B) only with respect to an Operational Participant, a material diminution in the Participant’s duties or responsibilities that is inconsistent with written notification by the Company to the Participant with respect to his or participation hereunder, (iii) a change in the geographic location from where the Participant performs his/her services for the Company, or its applicable Subsidiary or Affiliate, by more than 50 miles from the geographic location where the Participant performed his/her services for the Company, or its applicable Subsidiary or Affiliate, as of the date immediately prior to the Change in Control, (iv) a material breach by the Company, any Subsidiary or any Affiliate of any material written agreement between the Participant and the Company or such Subsidiary or Affiliate or (v) the failure of any successor to expressly assume and agree to perform this Plan in accordance with Section 5.1 hereof. The Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
1.18    “Non-Operational Participant” shall mean, with respect to a Tier 1 or Tier 2 Participant, each individual who is designated by the Board on or after the date hereof as a Non-Operational Participant, and, with respect to a Tier 3 or Tier 4 Participant, each individual who is designated by the Chief Executive Officer on or after the date hereof as a Non-Operational Participant.
1.19    "Notice of Termination" shall have the meaning set forth in Section 3.1 hereof.
1.20    “Operational Participant” shall mean, with respect to a Tier 1 or Tier 2 Participant, each individual who is designated by the Board on or after the date hereof as an Operational Participant, and, with respect to a Tier 3 or Tier 4 Participant, each individual who is designated by the Chief Executive Officer on or after the date hereof as an Operational Participant.
1.21    "Other Severance" shall have the meaning set forth in Section 2.3 hereof.
1.22    "Participant" shall mean (i) each Tier 1 Participant, (ii) each Tier 2 Participant, (iii) each Tier 3 Participant, and (iv) each Tier 4 Participant.
1.23    "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Section 13(d) and Section 14(d) thereof, except that such term shall not include (i) the Company or any of its Subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
1.24    "Potential Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred before the date of the first occurrence of a Change in Control:
(I)    the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
(II)    the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;
(III)    any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 35% or more of either the then outstanding shares of common stock of the Company or the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates); or
(IV)    the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.
1.25    "Qualifying Termination" shall have the meaning set forth in Section 2.1 hereof.
1.26    "Release" shall have the meaning set forth in Section 2.1 hereof.
1.27    "Restricted Period" shall mean (i) the 24 month period following a Qualifying Termination for each Tier 1 Participant and (ii) the 18 month period following a Qualifying Termination for each Tier 2 Participant, each Tier 3 Participant and each Tier 4 Participant.
1.28    "Retirement" shall be deemed the reason for the termination by a Participant of the Participant's employment if such employment is terminated in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees.
1.29    "Severance Period" shall mean (i) 36 months for each Tier 1 Participant, (ii) 24 months for each Tier 2 Participant, (iii) 12 months for each Tier 3 Participant and (iv) 9 months for each Tier 4 Participant.
1.30    "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
1.31    "Target Annual Bonus" shall mean the Participant's target annual cash bonus pursuant to any annual bonus or incentive plan maintained by the Company in respect of the fiscal year in which occurs the Date of Termination or, if higher, immediately prior to the fiscal year in which occurs the first event or circumstance constituting Good Reason; provided, that if the Participant is not eligible to receive a specified target annual cash bonus following the Change in Control, then Target Annual Bonus shall mean such target annual cash bonus in effect as of immediately prior to the date of the Change in Control; provided, further, that if a specified target annual cash bonus is not specified for the Participant either prior to or after the date of the Change in Control, then Target Annual Bonus shall mean an amount equal to the average bonus amount actually paid to the Participant for the two years prior to the date of the Change in Control.

1.32	"Tax Counsel" shall have the meaning set forth in Section 9.3 hereof.
1.33    "Term" shall mean the two year period commencing as of the date hereof, which period will be automatically renewed on each consecutive day thereafter, such that, on any given day, the Term of the Plan shall be two years; provided, that the Board may terminate this Plan in accordance with Section 8 hereof; and provided, further, that if a Change in Control shall have occurred during the Term, the Term shall expire no earlier than 24 months beyond the month in which such Change in Control occurred.
1.34    "Tier 1 Participant" shall mean each individual who is designated by the Board on or after the date hereof as a Tier 1 Participant.
1.35    "Tier 2 Participant" shall mean each individual who is designated by the Board on or after the date hereof as a Tier 2 Participant.
1.36    “Tier 3 Participant” shall mean each individual who is designated by the Company’s Chief Executive Officer on or after the date hereof as a Tier 3 Participant.
1.37    “Tier 4 Participant” shall mean each individual who is designated by the Company’s Chief Executive Officer on or after the date hereof as a Tier 4 Participant.
1.38    "Total Payments" shall have the meaning set forth in Section 9.1 hereof.
Section 2.    SEVERANCE ELIGIBILITY AND PAYMENTS.
2.1    Benefits Upon Qualifying Termination. If a Participant's employment terminates following a Change in Control and during the Term, other than (1) by the Company, a Subsidiary or Affiliate for Cause, (2) by reason of the Participant's death or Disability or (3) by the Participant without Good Reason (any such termination, a "Qualifying Termination"), then the Participant shall become eligible for benefits described in this Section 2.1. For purposes of this Plan (except with respect to the pro-rated payment described in Section 2.1(ii)), the Participant will be deemed to have incurred a termination of employment following a Change in Control by the Company without Cause or by the Participant with Good Reason if (1) the Participant’s employment is terminated by the Company without Cause prior to a Change in Control (whether or not a Change in Control occurs) and such termination was at the request or direction of a Person who has entered into an agreement with the Company, the consummation of which would constitute a Change in Control, or (2) the Participant terminates the Participant’s employment for Good Reason prior to a Change in Control (whether or not a Change in Control occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person. A termination of employment as described in the immediately preceding sentence shall, in each case, be deemed to be a Qualifying Termination under this Plan.
Upon the occurrence of a Qualifying Termination, the Participant shall be entitled to (a) the Accrued Rights, and (b) provided that the Participant (x) executes a general release of claims in the form attached as Exhibit A hereto (the "Release"), and all applicable revocation periods relating to the Release expire within 55 days following the Date of Termination, and (y) continues to comply with the provisions of Section 10 hereof:
(i)    A lump sum cash payment equal to the product of the Base Severance Payment and (A) three for each Tier 1 Participant (B) two for each Tier 2 Participant (C) one for each Tier 3 Participant and (D) three-fourths for each Tier 4 Participant;
(ii)    A lump sum cash payment equal to the product of (A) the Target Annual Bonus and (B) a fraction, the numerator of which is the number of days elapsed in the calendar year in which occurs the Date of Termination, through and including the Date of Termination, and the denominator of which is 365 (the sum of the amounts payable in subsections (i) and (ii) of this Section 2.1, the "Cash Payment");
(iii)    A lump sum payment equal to the cost of COBRA coverage for 18 months for continued medical benefits for the Participant and the Participant’s eligible dependents (including the Participant’s spouse) who were covered as of the Date of Termination under the Company’s medical benefit plan(s) as in effect for similarly situated employees of the Company during the period immediately prior to such date;
(iv)    Outplacement services suitable to the Participant's position until the earlier of (A) the end of the Severance Period and (B) the Participant's acceptance of an offer of full-time employment from a subsequent employer, for an amount not to exceed $25,000 in the aggregate.
2.2    Timing of Cash Payment. The Cash Payment shall be made to the Participant within 60 days following the Date of Termination, but in no event later than five days following the date on which the Release becomes irrevocable; provided, that if the 60 day period begins in one taxable year and ends in a second taxable year, the payment shall be made in the second taxable year.
2.3    Other Severance Payments. In the event that the Company is obligated by law or contract to pay a Participant other severance pay, a termination indemnity, notice pay, or the like, or if the Company is obligated by law to provide advance notice of separation ("Other Severance"), then the amount of the Cash Payment otherwise payable to such Participant shall be reduced by the amount of any such Other Severance actually paid to the Participant (but not below zero).
2.4    Coordination of Benefits. Notwithstanding anything set forth herein to the contrary, to the extent that any severance payable under a plan or agreement covering a Participant as of the date such Participant becomes eligible to participate in this Plan constitutes deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other plan or agreement.  Further, to the extent, if any, that provisions of this Plan affect the time or form of payment of any amount which constitutes deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if the Change in Control does not constitute a change in control event under Section 409A of the Code, the time and form (but not the amount) of payment shall be the time and form that would have been applicable in absence of a Change in Control.
2.5    Continued Employment. As a condition to participation in this Plan, each Participant is deemed to have agreed that, in the event of a Potential Change in Control during the Term, the Participant will remain in the employ of the Company until the earliest of (i) a date which is six months from the date of such Potential Change in Control, (ii) the date of a Change in Control, (iii) the date of termination by the Participant of the Participant's employment for Good Reason or by reason of death, Disability or Retirement, or (iv) the termination by the Company of the Participant's employment for any reason.
Section 3.    TERMINATION PROCEDURES.
3.1    Notice of Termination. After a Change in Control and during the Term, any purported termination of the Participant's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 6 hereof. For purposes of this Plan, a "Notice of Termination" shall mean a notice which shall (i) indicate the specific termination provision in this Plan relied upon and (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant's employment under the provision so indicated. Further, any Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Participant was guilty of conduct set forth in the definition of Cause herein, and specifying the particulars thereof in detail.
3.2    Date of Termination. "Date of Termination," with respect to any purported termination of the Participant's employment after a Change in Control and during the Term, shall mean (i) if the Participant's employment is terminated for Disability, 30 days after Notice of Termination is given (provided that the Participant shall not have returned to the full-time performance of the Participant's duties during such 30 day period), and (ii) if the Participant's employment is terminated for any other reason, the date specified in the Notice of Termination (which, in the case of a termination by the Company, shall not be less than 30 days (except in the case of a termination for Cause) and, in the case of a termination by the Participant, shall not be less than 15 days nor more than 60 days, respectively, from the date such Notice of Termination is given).
3.3    Reimbursement of Expenses. The Company shall reimburse a Participant for all expenses (including reasonable attorney's fees) incurred by the Participant in enforcing this Plan or any provision hereof or as a result of the Company contesting the validity or enforceability of this Plan or any provision hereof, regardless of the outcome thereof; provided, that the Company shall not be obligated to pay any such fees and expenses arising out of any action brought by a Participant if the finder of fact in such action determines that the Participant's position in such action was frivolous or maintained in bad faith. Such costs shall be paid to such Participant promptly upon presentation of expense statements or other supporting information evidencing the incurrence of such expenses.
Section 4.    NO MITIGATION. The Company agrees that, if the Participant's employment with the Company terminates during the Term, the Participant is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Participant by the Company pursuant to Section 2 hereof. Further, the amount of any payment or benefit provided for in this Plan shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.
Section 5.    SUCCESSORS; BINDING AGREEMENT.
5.1    Successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
5.2    Enforcement by Participant's Successors. The Company's obligations under this Plan shall inure to the benefit of and be enforceable by the Participant's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Participant shall die while any amount would still be payable to the Participant hereunder (other than amounts which, by their terms, terminate upon the death of the Participant) if the Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executors, personal representatives or administrators of the Participant's estate.
Section 6.    NOTICES. Notices and all other communications provided for hereunder shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the most recent address shown in the personnel records of the Company and, if to the Company, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Company:
Era Group Inc.
818 Town & Country Blvd. Suite 200
Houston, Texas 77024

Attention: General Counsel
Section 7.    SETTLEMENT OF DISPUTES; ARBITRATION. In the event of a claim by a Participant as to the amount or timing of any payment or benefit, such Participant shall present the reason for his claim in writing to the Board. The Board shall, within 60 days after receipt of such written claim, send a written notification to the Participant as to its disposition. In the event the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Participant may appeal the denial of his claim. In the event a Participant wishes to appeal the denial of his claim, he may request a review of such denial by making application in writing to the Board within 60 days after receipt of such denial. Such Participant (or his duly authorized legal representative) may, upon written request to the Board, review any documents pertinent to his claim, and submit in writing issues and comments in support of his position. Within 60 days after receipt of a written appeal (unless special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than 120 days after such receipt), the Board shall notify the Participant of the final decision. The final decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based.
Section 8.    PLAN MODIFICATION OR TERMINATION. This Plan may be amended by the Board at any time; provided, that no amendment shall be made in respect of any Participant that is adverse to the Participant's rights under this Plan without the Participant's consent. The Board may terminate this Plan at any time that it shall have no Participants. Notwithstanding the foregoing, this Plan may not be terminated in whole or in part, or otherwise amended or modified in any respect, (i) for two years following a Change in Control or (ii) during the pendency of a Potential Change in Control, as defined herein.
Section 9.    SECTION 280G.
9.1    Treatment of Payments. Notwithstanding the provisions of this Plan, in the event that any payment or benefit received or to be received by the Participant in connection with a Change in Control or the termination of the Participant's employment or service (whether pursuant to the terms of this Plan or any other plan, arrangement or agreement with the Company, any Subsidiary, any Affiliate, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, "Total Payments") would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the payment or benefit to be received by the Participant upon a Change in Control shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments).
9.2    Ordering of Reduction. In the case of a reduction in the Total Payments pursuant to Section 9.1, the Total Payments will be reduced in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.
9.3    Certain Determinations. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Participant shall have waived at such time and in such manner as not to constitute a "payment" within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Participant and selected by a nationally recognized accounting firm designated by the Company immediately prior to the Change in Control (the "Accounting Firm"), does not constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the "base amount" (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
9.4    Written Statement. If any of the Total Payments are subject to reduction pursuant to Section 9.1, the Company will provide the Participant with a written statement setting forth the manner in which such reduction was calculated and the basis for such calculations, including any opinions or other advice the Company received from Tax Counsel, the Accounting Firm, or other advisors or consultants (and any such opinions or advice which are in writing will be attached to the statement). If the Participant objects to the Company's calculations, the Company will pay to the Participant such portion of the Total Payments (up to 100% thereof) as the Participant determines is necessary to result in the proper application of this Section 9. All determinations required by this Section 9 (or requested by either the Participant or the Company in connection with this Section 9) will be at the expense of the Company.
9.5    Additional Payments. If the Participant receives reduced payments and benefits by reason of this Section 9 and it is established pursuant to a determination of a court of competent jurisdiction which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that the Participant could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay the Participant the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable.
Section 10.    RESTRICTIVE COVENANTS
10.1    Confidential Information. At all times following a Qualifying Termination of the Participant's employment with the Company, the Participant may not use or disclose, except on behalf of the Company and pursuant to the Company's directions, any Company "Confidential Information" (i.e., information concerning the Company and its business that is not generally known outside the Company, and includes, but is not limited to, (a) trade secrets; (b) intellectual property; (c) information regarding the Company's present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (d) information on customers or potential customers, including customers' names, sales records, prices, and other terms of sales and Company cost information; (e) Company business plans, marketing plans, financial data and projections; and (f) information received in confidence by the Company from third parties). For purposes of this Section 10.1, information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company is considering for broader use, shall be deemed not generally known until such broader use is actually commercially implemented. Nothing herein shall prohibit the Participant from disclosing Confidential Information when required to do so by a court of law, governmental agency or administrative or legislative body (including a committee thereof) with apparent jurisdiction to order the Participant to divulge, disclose or make accessible such Confidential Information. Participant shall, immediately following his or her termination of employment, return all Company property in his or her possession (and sign a written acknowledgement to this effect), including but not limited to all computer software, computer access codes, laptops, cell phones, personal handheld devices, keys and access cards, credit cards, vehicles, telephones, office equipment and all copies (including drafts) of any documentation or information (however and wherever stored) relating to the business of the Company or its Affiliates.
10.2    Solicitation of Employees and Customers. In recognition of the fact that the Participant will be provided confidential information, customer goodwill, and other valuable rights of the Company or an Affiliate which must be protected, during the Restricted Period, the Participant may not, in the geographic area for which the Participant was responsible while employed by the Company or an Affiliate, specifically including the following parishes and municipalities within Louisiana in which the Company conducted business during the final two years of Participant’s employment: Calcasieu, Cameron, Lafayette, Lafourche, Orleans, Plaquemines, St. Mary, Terrebonne and Vermilion, directly or indirectly solicit or induce any customer that the Participant serviced at the Company or an Affiliate about whom the Participant gained Confidential Information during his/her employment with the Company or an Affiliate, in an attempt to divert, transfer, or otherwise take away business from the Company or its Affiliates. Further, during the Restricted Period, the Participant may not, directly or indirectly, induce, attempt to induce, or aid others in inducing an exempt employee of the Company or its Affiliates to accept employment or affiliation with another firm or corporation engaging in such business or activity of which the Participant is an employee, owner, partner or consultant.
10.3    Non-Competition. In recognition of the fact that the Participant will be provided confidential information, customer goodwill, and other valuable rights of the Company or an Affiliate which must be protected, during the Restricted Period, the Participant may not, in the geographic area for which the Participant was responsible while employed by the Company or an Affiliate specifically including the following parishes and municipalities within Louisiana in which the Company conducted business during the final two years of Participant’s employment: Calcasieu, Cameron, Lafayette, Lafourche, Orleans, Plaquemines, St. Mary, Terrebonne and Vermilion, directly or indirectly engage in activities which are entirely or in part the same as or similar to activities in which the Participant engaged at any time during the two years preceding termination of the Participant's employment with the Company for any individual, company or entity in connection with products, services or technological developments (existing or planned) that are entirely or in part the same as, similar to, or competitive with, any products, services or technological developments (existing or planned) on which the Participant worked at any time during the two years preceding termination of the Participant's employment. Without limiting the generality of the foregoing, the Participant shall not engage in any business or in any activity related to providing helicopter transport services, buying, leasing or selling helicopters, and engaging in any other business for the Company which the Participant has primary responsibilities for the Company.
10.4    Non-Disparagement. At all times following a Qualifying Termination of the Participant's employment with the Company, the Participant may not, except to the extent required by law or legal process, make, or cause to be made, any statement or communicate any information (whether oral or written) that disparages or reflects negatively on the Company, its Affiliates, or any of its officers, directors, partners, shareholders, attorneys, employees and agents.
10.5    Application. For purposes of this Section 10, "Company" shall mean Era Group Inc. and/or any of its Subsidiaries or Affiliates.
10.6     Reasonableness; Scope. In consideration of receiving payments and benefits hereunder upon a Qualifying Termination, each Participant hereby acknowledges that the duration and geographic scope of the Restrictive Covenants set forth in this Section 10 are reasonable. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Company and the Participant agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Company and the Participant agree that a court of competent jurisdiction may modify the duration and geographic scope of the Restrictive Covenants to the extent necessary to render the provision reasonable and enforceable. It is the intent of the Company and the Participant that the Restrictive Covenants shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.
Section 11.    GENERAL PROVISIONS.
11.1    Administration. This Plan shall be interpreted, administered and operated by the Board, which shall have complete authority, in its sole discretion subject to the express provisions of this Plan, to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of this Plan. All questions of any character whatsoever arising in connection with the interpretation of this Plan or its administration or operation shall be submitted to and settled and determined by the Board in accordance with the procedure for claims and appeals described in Section 7 hereof. Any such settlement and determination shall be final and conclusive, and shall bind and may be relied upon by the Company, each of the Participants and all other parties in interest. The Board may delegate any of its duties hereunder to such person or persons from time to time as it may designate.
11.2    Assignment. Except as otherwise provided herein or by law, no right or interest of any Participant under this Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation, by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under this Plan shall be subject to any obligation or liability of such Participant. When a payment is due under this Plan to a Participant who is unable to care for his affairs, payment may be made directly to his legal guardian or personal representative.
11.3    Governing Law; Interpretation. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of Delaware. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections.
11.4    Withholding. Any payments and benefits provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.
11.5    Survival. The obligations of the Company and the Participant under this Plan which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Section 2, Section 3 and Section 10 hereof) shall survive such expiration.
11.6    No Right to Continued Employment. Neither the establishment of this Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company, and all Participants shall remain subject to discharge to the same extent as if this Plan had never been adopted.
11.7    Headings; Gender. The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Plan, and shall not be employed in the construction of this Plan. References in this Plan to any gender include references to all genders, and references to the singular include references to the plural and vice versa.
11.8    Benefits Unfunded. This Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Plan.
11.9    Enforceability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.
11.10    Section 409A. The intent of the parties is that payments and benefits under this Plan be exempt from, or comply with, Section 409A of the Code, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in accordance therewith. Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company for purposes of any payments under this Plan which are subject to Section 409A of the Code until the Participant would be considered to have incurred a "separation from service" from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Plan that are due within the "short term deferral period" as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six (6)-month period immediately following a Participant's separation from service shall instead be paid on the first business day after the date that is six (6) months following the Participant's separation from service (or, if earlier, death). To the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts reimbursable to the Participant under this Plan shall be paid to the Participant on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided) during any one year may not effect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

Exhibit A
Form of Release

1.Terms of Release. This release is entered into by [Participant Name] (the “Employee”) with respect to his employment by, and his services to, Era Group Inc. and its subsidiaries (collectively, the “Company”), as of the date hereof (the “Release”), pursuant to the terms of the Era Group Inc. Senior Executive Severance Plan to which this Form of Release is attached (the “Plan”), which provides the Employee with certain significant benefits, subject to the Employee’s executing this Release.
2.General. In exchange for and in consideration of the severance and other payments and benefits described in the Plan, the Employee, on behalf of himself, his agents, representatives, administrators, receivers, trustees, estates, spouse, heirs, devisees, assignees, transferees, legal representatives and attorneys, past or present (as the case may be, and collectively the “Releasors”), hereby irrevocably and unconditionally releases, discharges, and acquits all of the Released Parties (as defined below) from any and all claims, promises, demands, liabilities, contracts, debts, losses, damages, attorneys' fees and causes of action of every kind and nature, known and unknown, which the Employee may have against them up to and including the Effective Date (as defined below), including but not limited to causes of action, claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with: (i) the Employee’s employment with the Company or the termination thereof; (ii) any treatment of the Employee by any of the Released Parties, which shall include, without limitation, any treatment or decisions with respect to hiring, placement, promotion, work hours, discipline, transfer, termination, compensation, performance review or training; (iii) any damages or injury that the Employee may have suffered, including without limitation, emotional or physical injury, or compensatory damages; (iv) employment discrimination, which shall include, without limitation, any individual or class claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual preference, or any other basis whatsoever; and (v) all such other claims that the Employee could assert against any, some, or all of the Released Parties in any forum, accrued or unaccrued, liquidated or contingent, direct or indirect.
3.Broad Construction. This Release shall be construed as broadly as possible and shall also extend to release each and all of the Released Parties, without limitation, from any and all claims that the Employee or any of the Releasors has alleged or could have alleged, whether known or unknown, accrued or unaccrued, based on acts, omissions, transactions or occurrences that occurred up to the Effective Date against any Released Party for violation(s) of any of the following, in each case, as amended: the National Labor Relations Act; Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1991; Sections 1981-1988 of Title 42 of the United States Code; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; the Immigration Reform Control Act; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; [the Texas Labor Code; the Texas Commission on Human Rights Act; the Texas Pay Day Act; Chapter 38 of the Texas Civil Practices and Remedies Code]; any other federal, state, foreign or local law, ordinance and/or regulation; any public policy, whistleblower, contract, tort, or common law; and any demand for costs or litigation expenses, including but not limited to attorneys' fees (collectively, with the release of claims set forth in Section 2, the “Released Claims”). The severance payments and other rights and benefits of the Employee expressly provided for under the Plan and this Release, any vested rights and benefits under any benefit plan, program, policy or arrangement sponsored or maintained by the Company, as well as any rights that the Employee may have to be indemnified by the Company pursuant to an agreement with the Company, the Company's Certificate of Incorporation, By-laws or directors and officers liability insurance policies, are excluded from this Release. Also excluded from this Release are claims which arise after the date of this Release.
4.Released Parties. The term “Released Parties” or “Released Party” as used herein shall mean and include: (i) the Company; (ii) the Company's former, current and future parents, subsidiaries, affiliates, shareholders and lenders; (iii) each predecessor, successor and affiliate of any person listed in clauses (i) and (ii); and (iv) each former, current, and future officer, director, agent, representative, employee, servant, owner, shareholder, partner, joint venturer, attorney, employee benefit plan, employee benefit plan administrator, insurer, administrator, and fiduciary of any of the persons listed in clauses (i) through (iii), and any other person acting by, through, under, or in concert with any of the persons or entities listed herein.
5.OWBPA and ADEA Release. Pursuant to the Older Workers Benefit Protection Act of 1990 (“OWBPA”), the Employee understands and acknowledges that by executing this Release and releasing all claims against each and all of the Released Parties, the Employee has waived any and all rights or claims that the Employee has or could have against any Released Party under the Age Discrimination in Employment Act (“ADEA”), which includes, but is not limited to, any claim that any Released Party discriminated against the Employee on account of his age. The Employee also acknowledges the following:
(a)The Company, by this Release, has advised the Employee to consult with an attorney prior to executing this Release;
(b)The Employee has had the opportunity to consult with his own attorney concerning this Release;
(c)This Release does not include claims arising from any act, omission, transaction or occurrence that happens after the Effective Date, provided, however, that any claims arising after the Effective Date from the then-present effect of acts or conduct occurring on or before the Effective Date shall be deemed released under this Release; and
(d)The Employee acknowledges and admits that the Employee was given a reasonable period of time within which to consider this Release.
6.ADEA Revocation Period. The Employee may revoke this Release within a period of seven days after execution of this Release. The Employee agrees that any such revocation is not effective unless it is made in writing and delivered to the attention of the General Counsel of the Company by the end of the seventh calendar day. Under any such valid revocation, the Employee shall not be entitled to any severance or other payments or benefits under the Plan. This Release becomes effective and irrevocable on the eighth calendar day after it is executed by the Employee (the “Effective Date”).
7.Representations by the Employee. The Employee confirms that no claim, charge, or complaint against any of the Released Parties, brought by him, exists before any federal, state, or local court or administrative agency. The Employee represents and warrants that the Employee has no knowledge of any improper or illegal actions or omissions by any of the Released Parties, nor does the Employee know of any basis on which any third party or governmental entity could assert such a claim.
8.No Right to File Action or Proceeding. Unless otherwise prohibited by law, the Employee agrees that the Employee will not, at any time hereafter, voluntarily participate in as a party, or permit to be filed by any Releasor or any other person on his behalf or as a member of any alleged class of persons, any action or proceeding of any kind, against the Company, or any other Released Party (whether acting as agents for the Company or in their individual capacities), with respect to any Released Claims; in addition, the Employee agrees to have himself removed from any such action or proceeding with respect to which he has involuntarily become a party. The Employee further agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right covered by this Release and that this Release shall act as a bar to recovery in any such proceedings. This Release shall not affect the Employee’s rights under the OWBPA to have a judicial determination of the validity of this Release and does not purport to limit any right Employee may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This Release does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.
9.No Admission of Liability. The Employee agrees that neither this Release nor the furnishing of the consideration for this Release as set forth in this Release shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind. The Employee further acknowledges and agrees that the consideration provided for herein is adequate consideration for the Employee’s obligations under this Release.
10.Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of laws provisions. If any provision of this Release is declared legally or factually invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable to any extent or in any application that is acceptable to the Company, then, in the discretion of the Company, such provision immediately may be deemed null and void, leaving the remainder of this Release in full force and effect.
11.Prior Agreements. This Release sets forth the entire agreement between the Employee and the Company and it supersedes any and all prior agreements or understandings, whether written or oral, between the parties, except as otherwise specified in this Release or the Plan.
12.Amendment. This Release may not be amended except by a written document signed by the Employee, which specifically refers to this Release.
13.Counterparts; Execution Signatures. This Release may be executed in any number of counterparts by the Employee and in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.
THE EMPLOYEE ACKNOWLEDGES THAT THE EMPLOYEE HAS CAREFULLY READ THIS RELEASE; THAT HE HAS HAD THE OPPORTUNITY TO THOROUGHLY DISCUSS ITS TERMS WITH COUNSEL OF HIS CHOOSING; THAT HE FULLY UNDERSTANDS ITS TERMS AND ITS FINAL AND BINDING EFFECT; THAT THE ONLY PROMISES MADE TO SIGN THIS RELEASE ARE THOSE STATED AND CONTAINED IN THIS RELEASE; AND THAT THE EMPLOYEE IS SIGNING THIS RELEASE KNOWINGLY AND VOLUNTARILY. THE EMPLOYEE STATES THAT THE EMPLOYEE IS IN GOOD HEALTH AND IS FULLY COMPETENT TO MANAGE THE EMPLOYEE’S BUSINESS AFFAIRS AND UNDERSTANDS THAT THE EMPLOYEE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS RELEASE.
(SIGNATURE PAGE TO FOLLOW)

IN WITNESS WHEREOF, the Employee has executed this Release as of the date set forth below.

[PARTICIPANT NAME]

Date: _____________________________________